UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Zynerba Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE

ZYNERBA PHARMACEUTICALS, INC.

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 3, 2021

Dear Stockholders,

As you are aware, the 2021 annual meeting of the stockholders (the “Annual Meeting”) of Zynerba Pharmaceuticals, Inc. (“we” or “our”) will be held on Tuesday, August 3, 2021, at 9:00 a.m. Eastern Daylight Time, via live webcast, which can be accessed on the Internet by visiting https://web.lumiagm.com/236626312 (password: zyne2021). The information in this letter is intended to supplement and amend certain information included in the definitive proxy statement relating to the Annual Meeting, which was filed with the Securities and Exchange Commission on April 21, 2021 (together, with the supplements thereto filed on June 2, 2021, June 9, 2021, June 11, 2021 and June 30, 2021, the “Proxy Statement”).

Quorum Requirement

The purpose of this letter is to provide new information about the quorum requirement for the Annual Meeting. On July 29, 2021, our Board of Directors adopted resolutions to amend our Amended and Restated By-laws (our “Bylaws”) to provide that the holders of forty-five percent (45%) of the outstanding shares of stock entitled to vote in person or by proxy would constitute a quorum at all meetings of our stockholders for the transaction of business (the “Bylaw Amendment”), including at the Annual Meeting. Our Bylaws previously provided that the holders of a majority of the outstanding shares of stock entitled to vote in person or by proxy would constitute a quorum at all meetings of our stockholders for the transaction of business.

A majority of our stockholders hold their shares in “street name.” These stockholders are beneficial owners of shares registered in the name of a broker, bank or other nominee. If you are a beneficial owner of shares held in street name and do not provide the nominee that holds your shares with specific voting instructions, the nominee may generally vote your shares in its discretion on “discretionary” or “routine” matters. Proposal 2 in the Proxy Statement (the ratification of the selection of our accounting firm) is considered a discretionary matter. If a nominee elects to exercise its discretionary voting rights, the shares voted by the nominee will be considered present at the meeting and included in the number of shares required to reach a quorum for the meeting.

Recently, several of the nominees that hold a significant number of shares of our common stock for the benefit of our stockholders have adopted a policy of not exercising their voting rights on discretionary matters. Therefore, unless our stockholders who beneficially own shares in street name provide these nominees with specific voting instructions to vote their shares, the shares of common stock registered in the name of such nominees will not be counted toward quorum. If we are unable to reach a quorum at our Annual Meeting, we will not be able to hold a valid stockholder meeting and our stockholders will not be able to vote on the matters submitted to them until a quorum is present. By reducing the quorum requirement from a majority of our capital stock entitled to vote to forty-five percent (45%) of the outstanding shares of stock entitled to vote, we are more likely to reach quorum and hold a valid stockholders meeting.

Impact on Proposals 3, 4 and 5

The approval of Proposal 3 requires the affirmative vote of a majority of the shares of common stock issued and outstanding as of the record date and will not be affected by the Bylaw Amendment.

The approval of Proposals 4 and 5 each require the affirmative vote of a majority of the outstanding shares of common stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting. As a result of the Bylaw Amendment, fewer shares of outstanding stock entitled to vote, represented in person, by remote communication, or by proxy will be required to constitute a quorum at the Annual Meeting. This means that the vote of fewer shares may be needed to determine the outcome of these proposals.

Additional Information

This letter should be read in conjunction with the Proxy Statement, which we encourage you to read carefully and in its entirety before making voting decisions. To the extent the information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the Proxy Statement.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement, as supplemented hereby, and submit your proxy or voting instructions as soon as possible. For instructions on how to vote your shares, please refer to the Proxy Statement or, if your shares are held in street name, the instructions provided by your bank, broker or nominee.

Sincerely,

Armando Anido
Chief Executive Officer and Chairman of the Board of Directors